Exhibit (a)(7)

Scholastic Corporation Announces Preliminary Results of Modified Dutch Auction Tender Offer

New York, NY, November 23, 2022 /PRNewswire/ — Scholastic Corporation (the “Company”) (NASDAQ: SCHL) the global children’s publishing, education and media company, today announced preliminary results of its “modified Dutch auction” tender offer which expired at 12:00 midnight, New York City time, at the end of the day on November 22, 2022.

Based on the preliminary count by Computershare Trust Company, N.A., the depositary for the tender offer (the “Depositary”), a total of 533,793 shares of the Company’s Common Stock, par value $0.01 per share (each, a “Share”), were properly tendered and not properly withdrawn at or below a purchase price of $40.00 per Share, including 60,907 Shares that were tendered by notice of guaranteed delivery.

In accordance with the terms and conditions of the tender offer and based on the preliminary count by the Depositary, the Company expects to purchase all 533,793 Shares through the tender offer at a price of $40.00 per Share, for an aggregate cost of approximately $21.35 million, excluding fees and expenses relating to the tender offer. As the Company expects to accept for purchase all of the Shares which were properly tendered and not properly withdrawn at a price at or below $40.00 there is no proration factor. The total of 533,793 Shares that the Company expects to purchase represents approximately 1.6% of the total number of Shares outstanding, or 1.5% of the total number of Shares outstanding assuming the conversion of all shares of the Company’s Class A Common Stock into Shares, as of November 21, 2022.

The number of Shares expected to be purchased by the Company, the purchase price per Share, and the total purchase price are preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the Depositary and is based on the assumption that all Shares tendered through notice of guaranteed delivery will be delivered within the two-trading day settlement period. The final number of Shares to be purchased by the Company, the final purchase price per Share, and the final total purchase price will be announced following the expiration of the guaranteed delivery period and completion by the Depositary of the confirmation process. Payment for the Shares accepted for purchase under the tender offer will occur promptly thereafter.

BofA Securities, Inc. and Wells Fargo Securities, LLC acted as dealer managers for the tender offer and Georgeson, LLC acted as information agent for the tender offer. Stockholders who have questions or would like additional information about the tender offer may contact Georgeson toll-free at (866) 391-6921 banks and brokers may call Georgeson at (866) 391-6921, BofA Securities, Inc. at (888) 803-9655 or Wells Fargo Securities, LLC at (833) 690-2713.

About Scholastic

For more than 100 years, Scholastic Corporation (NASDAQ: SCHL) has been encouraging the personal and intellectual growth of all children, beginning with literacy. Having earned a reputation as a trusted partner to educators and families, Scholastic is the world’s largest publisher and distributor of children’s books, a leading provider of literacy curriculum, professional services, and classroom magazines, and a producer of educational and entertaining children’s media. The Company creates and distributes bestselling books and e-books, print and technology-based learning programs for pre-K to grade 12, and other products and services that support children’s learning and literacy, both in school and at home. With 15 international operations and exports to 165 countries, Scholastic makes quality, affordable books available to all children around the world through school-based book clubs and book fairs, classroom libraries, school and public libraries, retail, and online. Learn more at www.scholastic.com.

Forward-Looking Statements

This news release contains certain forward-looking statements relating to future periods. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children’s book and educational materials markets generally and acceptance of the Company’s products within those markets, and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHL: Financial

Contact: Scholastic Corporation

Investors: Jeffrey Mathews, (212) 343-6741 investor_relations@scholastic.com

Media: Anne Sparkman, (212) 343-6657 asparkman@scholastic.com